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                                                                EXHIBIT 99.1
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[ZOLTEK logo]


FOR IMMEDIATE RELEASE                              NASDAQ NMS SYMBOL:  "ZOLT"
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                         ZOLTEK COMPLETES ADDITIONAL
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                   FUNDING; LIFTS CAPACITY TO MEET DEMAND
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         ST. LOUIS, MISSOURI -- FEBRUARY 7, 2006 -- Zoltek Companies, Inc.
reported that it had received an additional $10 million of funding today under the previously announced convertible financing facility of up to $50 million with institutional investors. Zoltek now has received a total of $30 million under this arrangement. During calendar 2006, Zoltek plans to increase its worldwide rated carbon fiber productive capacity from 9 million to 17 million pounds per year and the above-referenced financing package is expected to provide the financial resources to enable the Company to execute the planned expansion.

         "We have entered into a period where the only practical constraint on our growth is the ability to ramp up capacity fast enough to meet the demands of our customers in wind energy, oil field services and a number of other application areas," said Zsolt Rumy, Zoltek's Chairman and CEO. "Our capacity expansion program is not a matter of building capacity to meet anticipated demand. All of the new capacity that we are bringing on line will be used to supply commitments to customers in 2006 and 2007."

         The recently issued convertible notes, which are secured by certain assets of the Company's Hungarian operations, are convertible into Zoltek common stock at a conversion price of $13.07 per share. In connection with this round of funding, Zoltek issued to the investors five-year warrants to purchase an aggregate of up to 267,789 shares of common stock at an exercise price of $15.16 per share. They mature 42 months from the closing date and bear interest at a fixed rate of 7.5% per annum. The other terms of these newly issued convertible notes are essentially the same as those of the notes previously issued under the convertible financing package.

                      FOR FURTHER INFORMATION CONTACT:
                    ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110

This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: re-activate its formerly idle manufacturing facilities on a timely and cost-effective basis, to meet current order levels for carbon fibers; successfully add new capacity for the production of carbon fiber and precursor raw material; execute plans to exit its specialty products business and reduce costs; achieve profitable operations; raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.